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                                                                     EXHIBIT 5.1


                                                       VINSON & ELKINS L.L.P.
                                                       2300 FIRST CITY TOWER
                                                       1001 FANNIN STREET
                                                       HOUSTON, TEXAS 77002-6760
                                                       TELEPHONE (713) 758-2222
                                                       FAX (713) 758-2346
                                                       www.velaw.com


                                  July 24, 2003

Lexicon Genetics Incorporated
8800 Technology Forest Place
The Woodlands, Texas  77381

Ladies and Gentlemen:

      We acted as counsel for Lexicon Genetics Incorporated, a Delaware corporation (the "Company"), in connection with the preparation of the prospectus dated December 6, 2002 and the prospectus supplement dated July 23, 2003 (the "Prospectus Supplement") with respect to the Registration Statement on Form S-3 (Registration No. 333-101549) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and sale of up to 11,500,000 shares of the Company's common stock, par value $.001 per share (the "Shares"). The Shares are being offered, issued and sold in an underwritten public offering pursuant to an Underwriting Agreement by and among the Company and Morgan Stanley & Co. Incorporated, UBS Securities LLC, CIBC World Markets Corp. and Punk, Ziegel & Company, L.P. (the "Underwriting Agreement"). The Shares include up to 1,500,000 shares that may be issued solely to cover over-allotments, if any.

      In our capacity as your counsel for the matter referred to above, we have examined or are familiar with the certificate of incorporation and bylaws of the Company, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of the Underwriting Agreement and corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of representatives of the Company, and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the original copies of such documents.

      On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.




        AUSTIN o BEIJING o DALLAS o HOUSTON o LONDON o MOSCOW o NEW YORK

                          SINGAPORE o WASHINGTON, D.C.
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Lexicon Genetics Incorporated
July 24, 2003
Page 2


      This opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation law, as interpreted by the courts of the State of Delaware and the United States.

      We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act and the rules and regulations thereunder.

                                       Very truly yours,


                                       /s/ Vinson & Elkins L.L.P.